Exhibit 10.2

MARKETING AGREEMENT

THIS MARKETING AGREEMENT (the “Agreement”) is entered into and effective on April 21, 2005 (the “Effective Date”), by and between R2 Technology, Inc., a Delaware corporation having a principal place of business at 1195 Fremont Ave., Sunnyvale, California 94087 (“R2”), and Vital Images, Inc., organized under the laws of Minnesota, having a principal place of business at 3300 Fernbrook Lane N., Suite 200, Plymouth, Minnesota 55447 (“Vital”).

RECITALS

A.                                   R2 is engaged in the business of developing, manufacturing, distributing and selling computer aided detection software and hardware.

C.                                     The parties have previously entered into a Product Distribution Agreement, dated November 28, 2002, as amended (the “Old Agreement”), to develop and commercialize certain joint applications and now desire to terminate the Old Agreement in its entirety and replace it with this Agreement; and

D.                                    The parties desire to jointly market and promote the R2 Lung CAD Product, as defined below, to current and prospective Vital customers in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

DEFINITIONS

1.1 “CAD Lung Program” means an algorithm or computer program that searches a two-dimensional or three-dimensional image of the human lung and returns specific locations and/or boundaries of regions in that lung that probably contain diseased tissue.

1.2 “Commissionable Transaction” shall mean any license or other transfer of any right to use a R2 Lung CAD Product for consideration to an existing or prospective Customer while this Agreement remains in effect.

1.3 “Customer” means a person or entity in the Territory  that has acquired a Vital Workstation, including a person or entity that acquires such Vital Workstation in the same transaction in which rights to an R2 Lung CAD Product are acquired.

1.4 “ImageChecker-Lung Version 2” means the Upgrade of the R2 Lung CAD Product which will include temporal comparison functionality and which will search two-dimensional or three-dimensional images of the human lung through the Vital Nodule Probe.

1.5 “Intellectual Property Rights” means any and all current and future trade secrets, technical know-how, copyrights, moral rights, patents, patent applications (including any substitutions, extensions, reissues, renewals, divisions, continuations or continuations-in-part) and any and all other worldwide intellectual property rights, whether now known, or hereafter recognized, in any jurisdiction.

1.6 “New Features” means significant improvements or enhancements, other than Updates and/or Upgrades, to the operating system, application software or hardware component of a R2 Lung CAD Product.

1.7 “Product Revenues” means all revenues generated from the license, provision or sale of all R2 Lung CAD Products and all R2 Lung CAD Product - related Upgrades, Updates, New Features, maintenance, support, hardware sales, training and installation.

1.8 “Quarter” means each calendar quarter.

1.9 “R2 Lung CAD Product” means any CAD Lung Program that R2 makes commercially available at any time during the term of this Agreement, including any related documentation, Updates, Upgrades and New Features.

1.10 “Territory” means those countries, regions or geographical markets identified on Exhibit A.

1.11 “Trademarks” with respect to a party means the trademarks, service marks, logos and other proprietary marks that such party may own or have the right to license from time to time.

1.12 “Updates” means software bug fixes and corrections to a R2 Lung CAD Product that R2 makes generally available for field use, if any.  Updates do not include improvements or enhancement to the operating system, applications software or hardware and do not include New Features.

1.13 “Upgrades” means a release or version of a R2 Lung CAD Product that contains significant improvements to performance or functionality of existing features of a CAD Lung Program.  Upgrades do not include New Features.

1.14 “Vital Nodule Probe” means a lung visualization program developed by Vital.

1.15  “Vital Workstation” means any Vital workstation and the components thereof, including without limitation the Vitrea®, Vitrea® 2 or any successor product brand workstation, consisting of hardware, display devices and software, including Vitrea®, Vitrea® 2 or successor software applications.

1.16 “Warranty Period” means the period after delivery and installation of the R2 Lung CAD Product at a Customer location during which R2 agrees to provide maintenance and support of such Product under warranty to Customers at no additional charge to such Customers, but such period shall in no event be longer than one (1) year from such delivery and installation.

In addition to the foregoing, terms such as “sale,” “purchase,” “distribute” and variants and synonyms thereof, when used with reference to software herein, are used for convenience only and refer to transactions involving the grant of a software license for the R2 Lung CAD Product.

2. Marketing

2.1 Marketing, Sales and Appointment.  R2 hereby appoints Vital, and Vital hereby accepts such appointment, as a non-exclusive marketing, promotion and sales representative in the Territory for the referral of Customers to R2 for R2’s sale of the R2 Lung CAD Product to both existing and prospective Customers.  Vital shall promote and market the R2 Lung CAD Product to the exclusion of all other CAD Lung Programs not owned by R2 to existing Customers as well as prospective Customers in the Territory.   Vital shall provide R2 detailed contact and product information regarding its Customers and prospective Customers so that R2 can efficiently market and sell directly to such existing and prospective Customers.  The parties shall promote and market the R2 Lung CAD Product as set forth in Exhibit B.  Vital shall neither advertise the R2 Lung CAD Product outside of the Territory nor solicit orders from outside of the Territory without R2’s prior written consent.  Vital shall comply with the applicable policies and procedures of R2 as in effect from time to time and as communicated to Vital.

2.2 Authority.  R2 shall lead the sale of the R2 Lung CAD Product to Customers.  Each Customer shall execute a license agreement directly with R2 for the license of the R2 Lung CAD Product.  Vital’s sole authority shall be (a) to provide sales leads to R2 for the purpose of R2 soliciting orders for the R2 Lung CAD Product in the Territory and (b) to perform the tasks listed in this Agreement or such other tasks as the parties may mutually agree upon from time to time.  Vital shall not have the authority to make any commitments or agreements or incur any liabilities whatsoever on behalf of R2, nor shall R2 be liable for any acts, omissions to act, contracts, commitments, promises or representations made by Vital, except as specifically authorized under this Agreement or in writing by the Chief Executive Officer or Chief Financial Officer of R2.  Unless otherwise mutually agreed upon in writing by the parties, Vital shall not be responsible for completing any contract for the R2 Lung CAD Product or for delivering the R2 Lung CAD Product to any potential customer.

2.3 Relationship.  Except as may be expressly set forth in Exhibit C for the provision of first line support, Vital shall conduct all of its business in Vital’s own name and in a businesslike and professional manner. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relation between the parties hereto. It is understood and agreed that R2 and Vital are not, by reason of this Agreement or anything herein contained, constituted or appointed the agent or representative of the other party for any purpose whatsoever, nor shall anything herein contained be deemed or construed as granting to R2 or Vital any right or authority to assume or to create any obligation or responsibility, express or implied, for, on behalf of, or in the name of the other party, or to bind Company in any way or manner whatsoever. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should be construed to give either party the power to direct or control the day-to-day activities of the other.  All financial and other obligations associated with each party’s business are the sole responsibility of each party.

2.4 Materials.  R2 will provide assistance to Vital in the form of providing reasonable quantities of promotional and other marketing materials in English and such other languages as may be available from time to time.  Vital shall be responsible for any translation of promotional and marketing materials distributed within the Territory that it produces or has produced (but it has no obligation to so produce), and in the event that Vital completes any such translations, Vital shall certify to R2 that any such translations have been appropriately verified, if, and only to the extent that, such verification is required by a regulatory agency in the country for which the translation was made.  Vital shall provide to R2 for review an example of each item of promotional, advertising and educational materials and programs and other literature relating to the R2 Lung CAD Product that Vital intends to use to market and promote the R2 Lung CAD Product at least thirty (30) days prior to the commercial release of such materials or commencement of such programs.  R2 reserves the right to reject any promotional materials that contain inaccurate claims regarding the R2 Lung CAD Product.

2.5 Product Presentation.  Each party represents and warrants that it will: (a) present the R2 Lung CAD Product fairly to potential Customers; (b) not disparage the other party, the other party’s Trademarks, or the other party’s products or services in any material respect; (c) avoid deceptive, misleading or unethical business practices; and (d) avoid false or misleading representations with regard to the R2 Lung CAD Product.

2.6 Trademarks.  Vital recognizes and concedes for all purposes that all Trademarks affixed to the R2 Lung CAD Product or any accompanying labels, marketing materials, containers and cartons, whether or not registered, constitute R2’s exclusive property and cannot be used except in connection with promoting and marketing the R2 Lung CAD Product.  Subject to the terms and conditions of this Agreement, R2 hereby grants, and Vital hereby accepts, a non-exclusive, non-transferable, non-assignable, royalty-free license to use R2’s Trademarks solely for purposes of marketing the R2 Lung CAD Product in the Territory as set forth in this Agreement; provided, however, that Vital will provide R2 with samples of each use of Trademark prior to such use and will refrain from all uses that R2 informs Vital are detrimental to R2’s investment in such Trademarks.  Vital agrees to state in appropriate places on all materials using the Trademarks that the Trademarks are trademarks of R2 and to include the appropriate trademark symbols. R2 grants no other rights than those expressly granted hereunder, and Vital acknowledges R2’s exclusive ownership of the Trademarks and the renown of R2’s Trademarks worldwide. Vital shall promptly inform R2 in writing of any known or reasonably suspected violation of R2’s trademarks or copyrights.  Vital agrees that any use of R2’s Trademarks, and all associated goodwill, shall inure to the benefit of R2.  Vital agrees it will not use, register or otherwise appropriate any name, mark or logo which is similar to or may be confused with any name, mark or logo licensed by R2 hereunder.

2.7 Branding.  In the event that a Customer licenses the ImageChecker-Lung Version 2 or any successor CAD Lung Program of R2,Vital shall position an R2 Trademark of R2’s choosing on the launch button of the Vital Workstation as well as display prominently an R2 Trademark of R2’s choosing on the screen of the Vital Workstation when appropriate, but the foregoing shall not require Vital to retrofit or modify any Vital Workstation in a Customer’s possession prior to the grant of such license.

2.8 Customer Installation and Training.  As between the parties, R2 shall be responsible for the installation and all training in the use of the R2 Lung CAD Product at all Customer sites.  R2 may offer one day of customer training free of charge at the Customer site, at designated training centers or through online methodologies.

2.9  Service and Support.    As between the parties, R2 will be responsible for providing in-warranty and after-warranty technical support of the R2 Lung CAD Product in accordance with its standard support terms ( the “R2 Software Maintenance Program”), except that Vital will, provide first-level technical support of the R2 Lung CAD Product to Customers, as part of the R2 Software Maintenance Program as set forth in Exhibit C.  R2 will provide second-level maintenance and support to Customers as part of the R2 Software Maintenance Program free of charge during the Warranty Period and thereafter for Customers purchasing membership in the R2 Software Maintenance Program, as further set forth in Exhibit C.  Vital acknowledges that the support will be provided to Customers free of charge during the Warranty Period, and R2 will endeavor to require Customers to commit to at least one year of membership in the R2 Software Maintenance Program beyond the Warranty Period.  New Features, if any, may be subject to additional fees to Customers for which Vital will receive a share of the license revenue during the term of the Agreement as set forth in this Agreement.

2.10 Training.  Vital shall ensure that its service personnel are sufficiently skilled and knowledgeable about the R2 Lung CAD Product.  R2 shall provide all necessary training to Vital regarding the use and maintenance of the R2 Lung CAD Product as reasonably necessary, for Vital to fulfill its service obligations to the Customers.  Such training shall take place at the dates and locations as mutually agreed between the parties.

2.11 Hardware and Support.  As between the parties, R2 shall provide the  hardware platforms (“Servers”) to the Customers for the R2 Lung CAD Product.  R2 will install the Servers.  R2 will retain any Server installation fees paid by Customers.  Any Server support offered by R2 to its Customers is not addressed in this Agreement, and Vital shall not be entitled to share in any revenue derived by R2 from offering and performing hardware support services.

2.12 Product Access.  Beginning with the release of the ImageChecker-Lung Version 2, R2 Lung CAD Products will be accessed through the Vital Nodule Probe.

2.13 ImageChecker-Lung Version 2 Release and Integration.  It is the expectation of the parties that R2 will deliver the ImageChecker-Lung Version 2 to Vital in final form by June 30, 2005.  Vital shall integrate such product with the Vital Workstation by September 1, 2005, provided that for every day past June 30, 2005 for which R2 is delayed in delivering the ImageChecker-Lung Version 2 to Vital, Vital’s deadline for integration shall be extended by one (1) day.  R2 agrees to provide reasonable assistance to Vital in successfully integrating the ImageChecker-Lung Version 2 with the Vital Workstation.

3. EXCLUSIVITY

3.1 By R2.  R2 shall not license or otherwise provide any CAD Lung Program or underlying technology to any vendors of freestanding workstations for sale in the United States, Canada or European Union and identified on Exhibit D (“Workstation Vendors”).  Notwithstanding the foregoing, R2 shall not be restricted from providing CAD Lung Programs or underlying technology to: (a) any other third party workstation vendor not listed in Exhibit D; (b) any PACS vendor identified on Exhibit D that sells workstations in conjunction with PACS (“PACS Vendor”); provided that R2 shall not provide the CAD Lung Programs or underlying technology to any PACS Vendor for use with such vendor’s sale of freestanding workstations; (c) or to any third party OEM or PACS company that in turn contracts with any Workstation Vendor identified on Exhibit D.

3.2 By Vital.  Except for as set forth in this Section 3.2, during the term, Vital shall not promote, market or sell any CAD Lung Program or any underlying technology in connection with any Vital product or services (including the Vital Workstation), other than R2 Lung CAD Products.  R2 acknowledges that Vital may sell its Vital Nodule Probe product (and any other product) to the extent that it is not a CAD Lung Program or a product with similar features.  Vital shall not agree to the integration of the Vital Nodule Probe to any third party CAD Lung Program or one developed internally by Vital, nor shall it agree to permit others to conduct such integration.  Vital shall not make publicly available any application programming interfaces that would allow such integration by a third party.  Vital agrees that it will not develop or market a temporal comparison product designed for use with a R2 Lung CAD Product.

4. GOVERNMENTAL APPROVALS

4.1 Health and Safety Laws and Regulations.  Both parties shall monitor the appropriate information sources closely for changes in laws and regulations, and other requirements relating to the R2 Lung CAD Product, and shall notify the other party promptly in writing of any and all such changes of which it becomes aware.  If R2 is required by any regulatory agency to recall the R2 Lung CAD Product, or if R2 or a regulatory authority initiates a recall of the R2 Lung CAD Product, Vital shall cooperate with and assist R2 in locating, and retrieving if necessary, recalled R2 Lung CAD Products from Customers.

4.2 Compliance with Local Laws.  Each party agrees to comply with all local laws and regulations applicable to the distribution of their respective products in each country within the Territory.

5. Prices and CONSIDERATION

5.1 License fees for the R2 Lung CAD Products.  R2 shall have sole and exclusive control over all prices, discounts, allowances, refunds, development, specifications, delivery, and other terms governing the licensing of the R2 Lung CAD Product, including, without limitation, the extension of credit.  Vital agrees that it shall quote to Customers only the prices and terms of a license for the R2 Lung CAD Product provided by R2, and Vital shall not alter or change such prices or terms of license unless otherwise authorized by R2 in writing on a case-by-case basis.  Prices and terms of license quoted by R2 are subject to change by R2 at any time upon prior written notice.  R2 shall render all invoices directly to the Customers and shall send notification of all Commissionable Transactions to Vital at the same time as it makes Commission payments pursuant to Section 5.3. It is expressly understood by Vital that full responsibility for all contracts for the R2 Lung CAD Product and collection rests with R2.  All orders for the R2 Lung CAD Product shall be taken and contracts executed in the name of R2, which shall invoice Customers and carry accounts in its own name as creditor.  Vital shall have no authority to accept or receive any payments from Customers for the R2 Lung CAD Product, whether directly or indirectly, nor any compensation in kind for the R2 Lung CAD Product, and shall not do so.

5.2 Commissions.  R2 shall pay Vital a commission (a “Commission”) on each Commissionable Transaction as follows:

(a) Vital shall receive a minimum Commission equal to * of the software license consideration received by R2 (excluding consideration received for support, hardware sales, training and installation) in respect of each Commissionable Transaction where Vital employees exclusively recommend the applicable Customer to R2, but are not Active Participants, as defined below, in the sale or license by R2 to such Customer; and

(b) Vital shall receive a further commission equal to * of the consideration received by R2 (excluding support, hardware sales, training and installation) in respect of each Commissionable Transaction in relation to which Vital actively markets and  introduces R2 to Customers or prospective Customers or assists in the sales process of such R2 Lung CAD Product.  The act of only providing a list of Customers to R2 shall not qualify Vital for a commission under this Section 5.2 (b).  If R2 determines that Vital is not meeting the requirements to earn a commission under this Section 5.2(b), then R2 shall notify Vital of its lack of performance, so that Vital has the opportunity to earn such commission.

Notwithstanding the foregoing, the consideration payable to Vital for each Commissionable Transaction for purposes of this Section 5.2 shall be reduced (a) by * per person day of training for the R2 Lung CAD Product that R2 provides to a Customer free of charge in accordance with Section 2.8 of this Agreement, and (b) by * per person day of installation of the R2 Lung CAD Product that R2 provides at a Customer’s site in accordance with Section 2.8 of this Agreement.

5.3 Payment of Commission.  Unless otherwise agreed by the parties, Commissions with respect to any particular contract signed by a Customer resulting in a Commissionable Transaction shall be deemed earned at the end of the calendar month following R2’s receipt of a valid contract or purchase order from a Customer and payable within thirty (30) days following the calendar month in which such fees are collected.The payment of Commissions shall be in U.S. dollars post-conversion and shall be made by check or wire transfer to the order of Vital.

5.4 Maintenance Fee Sharing.  In exchange for providing first-level support of the R2 Lung CAD Product to Customers, Vital will receive * of the R2 Software Maintenance Program fees actually received by R2.  Such amounts shall be payable within thirty (30) days following the calendar month in which such fees are collected.

* Confidential Treatment Requested

5.5 Minimum Revenues.

(a) Sales to Customers shall generate for R2 certain specified minimum revenues (the “Applicable Minimums”) payable to R2, net only of Commissions, on a Quarterly basis from the Product Revenues as follows:

(i) Starting with the Quarter ending September 30, 2005 and ending with the Quarter ending March 31, 2006 (the “Initial Period”), the Applicable Minimums shall be as follows:  Vital shall generate for R2 Product Revenues per Quarter of * (such Quarterly amount being the “Guaranteed Minimum”); provided that any Product Revenues that Vital generates for R2, including Product Revenues related to the LN 1000 version of the R2 Lung CAD Product,  between the Effective Date and June 30, 2005 shall count against the Applicable Minimum for the first Quarter of the Initial Period ; and

(ii) Subsequent to the Initial Period and subject to the provisions of subsection (iii) below, the Applicable Minimums per Quarter for the remainder of the term of the Agreement (the “Subsequent Period”) shall be equal to the Applicable Minimum of the immediately preceding Quarter unless the Product Revenues generated by Vital for R2 during the preceding Quarter fell below the Applicable Minimum for that Quarter.  In such event, the Applicable Minimum for the current Quarter shall be calculated as follows:  the lower of (a) the Applicable Minimum of the preceding Quarter multiplied by the percent by which the Product Revenues in the preceding Quarter fell below that Quarter’s Applicable Minimum, up to a maximum decline in percentage each Quarter of  *; or (b) * times the Product Revenues generated by R2 during the preceding Quarter through all other sales, marketing and distribution channels excluding revenues generated from Customers under this Agreement (the “Non-Vital Product Revenues”).  If during the Subsequent Period, Product Revenues for a Quarter exceed the original Guaranteed Minimum Amount, then the Applicable Minimum for the next Quarter will either remain unchanged or, if the Applicable Minimum for that Quarter had been reduced per the formula set forth above, then the Applicable Minimum will reset to the Guaranteed Minimum amount.  Subsequent Quarters will then be again adjusted as set forth in this subsection (ii) and in subsection (iii) below.

(iii) At the end of every fourth Quarter during the term of this Agreement, the parties will evaluate Vital’s performance during those past four (4) Quarters and whether in aggregate Vital has exceeded the Guaranteed Minimums for the past four (4) Quarters (such aggregate excess amount being the “Aggregate Excess”) and will set the Guaranteed Minimums for the subsequent four (4) Quarters.  If Vital has exceeded the total Guaranteed Minimum amount (meaning without taking into account adjustments to the Applicable Minimums per subsection (ii) above), for those past four (4) Quarters, in aggregate, then the Applicable Minimums for the remaining Quarters during the term of this Agreement (the “Remaining Quarters”) shall be readjusted to equal the value resulting from the following calculation:  ((Guaranteed Minimum*Remaining Quarters) – Aggregate Excess)/ (Remaining Quarters).  By way of example only, if, during the first four (4) Quarters of this Agreement, Vital

* Confidential Treatment Requested

has generated Product Revenues of *, the Aggregate Excess equaling, therefore, *, then the Applicable Minimums (unadjusted per subsection (ii))  for the remaining eight (8) Quarters of the Agreement shall be * instead of *.  This figure results from the following calculation: *.  Notwithstanding any of the foregoing, such readjusted Applicable Minimums may be subsequently reduced after readjustment under this Section according to Section 5.5(a)(ii), if applicable.

(iv) If the Agreement is terminated prior to the end of any full Quarter, then the Applicable Minimum for the period between the immediately preceding full Quarter and the date of termination shall be prorated to reflect the number of days in such period in relation to the number of days in the full Quarter during which the Agreement was terminated.

(v) If for any Quarter, Vital has not achieved the Applicable Minimum, then Vital agrees to pay R2 within thirty (30) days after the end of the applicable Quarter the difference between the Applicable Minimum and the Product Revenues actually generated by Vital for such Quarter.  Vital acknowledges and agrees that this payment is not a penalty, but is part of the consideration for the grant of the promotion rights and other benefits granted to Vital under this Agreement relating to the licensing of R2 Lung CAD Products to Customers in the Territory.

(vi) If Product Revenues generated by Vital fall below the Applicable Minimums for two (2) Quarters in a row, the parties shall meet to evaluate and discuss methods to raise Product Revenues for the Remaining Quarters.

(vii) If any Product Revenues are not paid to R2 by Customers within six (6) months of the Customers’ receipt of an invoice from R2, such unpaid Product Revenues will be subtracted from all other Product Revenues used to meet the Applicable Minimum for the Quarter to which such unpaid Product Revenues were originally credited.  Subsequently, if R2 collects any unpaid Product Revenues that have been subtracted from Product Revenues used to meet any Applicable Minimum, then such subtracted Product Revenues will be added to the total amount of Product Revenues received in the Quarter in which such subtracted Product Revenues are received and shall be used to calculate the Applicable Minimum for the Quarter in which they are received.  If any unpaid Product Revenues that have been subtracted from the Product Revenues are received after the expiration of this Agreement, such Product Revenues shall be applied against any payment by Vital towards any Applicable Minimum, and R2 shall refund Vital the appropriate amount of such Applicable Minimum payment.

(b) All minimum fees owed to R2 from Vital under the Old Agreement, from November 30, 2004 through the Effective Date, shall be cancelled as of the Effective Date and replaced by the obligations set forth herein.

(c) Notwithstanding the foregoing terms of this Section 5.5, no Applicable Minimum shall apply to a Quarter, nor shall such Applicable Minimum be deferred to a subsequent period, if during all or any part of such Quarter: (i) any United States regulatory

* Confidential Treatment Requested

agency, or R2, issues a recall of the R2 Lung CAD Product or Vital Workstation as a result of the R2 Lung CAD Product installed thereon; (ii) the ability of Vital to market and promote the R2 Lung CAD Product is significantly impaired by any governmental action, riots, war, prolonged shortage of energy, epidemics, fire, flood, hurricane, typhoon, earthquake, or other event of force majeure beyond the reasonable control of Vital (“Force Majeure”); (iii) if use or sale of the R2 Lung CAD Product is prohibited or restricted by any injunction or other legal prohibition issued within the United States (except one which would be cured by obtaining a permit or other applicable regulatory approvals); (iv) the then available R2 Lung CAD Product cannot legally be made available on a commercial basis in the United States or (v) there shall be no R2 Lung CAD Product commercially available for order and installation in the United States.

5.6 Audits.  Vital shall have the right, at its own expense, to have an independent auditor reasonably acceptable to R2 inspect R2’s accounting records in order to verify compliance with the terms of this Agreement.  Such inspections shall take place not more than once a year upon not less than fifteen (15) days prior written notice, and during the R2’s normal business hours.  R2 shall promptly pay the difference, plus interest, on any underpayments revealed in the audit.  Further, if an audit reveals an underpayment of more than *, R2 shall also pay the cost and expenses related to the audit.

5.7 Interest.  Any payments that are not timely paid as provided hereunder shall bear interest at an annual rate equal to * per month or the maximum amount permitted by law, whichever is less, calculated from the date the payment was due until the date the payment is received.

5.8 Expenses.  Except as otherwise set forth in this Agreement, each party shall be responsible for all expenses incurred by it in connection with the implementation and performance of its duties and obligations under this Agreement, including, compensation, bonuses and benefits, if any, for its personnel; costs and expenses associated with establishing and maintaining its marketing organization and offices; advertising and promotion expenses; and any and all taxes, fees, duties, tariffs or charges imposed on it.

6. REPORTING AND CUSTOMER COMPLAINTS

6.1 Medical Device Reporting.  Pursuant to governmental medical device reporting regulations (e.g. the FDA’s Medical Device Reporting (MDR) Regulations, the European Medical Device Vigilance Guidelines, and any other applicable medical device reporting regulations), the parties may be required to report to the applicable agency information that reasonably suggests that the products contemplated hereunder may have caused or contributed to the death or serious injury or have malfunctioned and that the device would be likely to cause or contribute to a death or serious injury if the malfunction were to recur.  R2 shall be primarily responsible for evaluating any such reportable incidents that relate to the R2 Lung CAD Product.  Each of R2 and Vital agree to supply to the other any information relating to such reportable incidents promptly after becoming aware of them so that each of R2 and Vital can comply with governmental reporting requirements.

* Confidential Treatment Requested

6.2 Customer Complaints.  Each party shall advise the other of all Customer and/or regulatory complaints alleging patient injury attributed to a R2 Lung CAD Product within twenty four (24) hours, and of all other material complaints as promptly as possible but not more than five (5) business days following the date a party receives such complaint.  Except as aforesaid, Vital shall have no obligation to investigate, monitor and give notifications in respect of Customer and/or regulatory complaints concerning the R2 Lung CAD Product.  Any notice to Vital under this Section shall be sent via facsimile and email to the attention of the Manager of Regulatory Affairs and the Senior Director of Operations or to such other address or person as Vital may designate, and any notice to R2 under this Section shall be sent via facsimile and email to the attention of R2’s Vice President of Regulatory Affairs or to such other address or person as R2 may designate.

7. INDEMNITY AND INSURANCE

7.1 R2 Indemnity.  Subject to Sections 7.2 and 7.4 below, R2 agrees to defend, indemnify and hold harmless Vital, its officers, directors, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses, including reasonable attorneys’ fees, attributable to claims, actions, suits or other proceedings (“Claims”) brought by a third party alleging: (a) that the R2 Lung CAD Product, as delivered to Vital, infringes any third party Intellectual Property Right; (b) product liability with respect to the R2 Lung CAD Product; (c) that any materials provided by R2 to Vital under Section 2.4 are deceptive or misleading; or (d) a failure by R2 to comply with applicable law.

7.2 Exclusions.  Notwithstanding the foregoing, R2 will have no liability for infringement claims arising from: (a)any combination of the R2 Lung CAD Product with other software or products not provided or authorized by R2, which claim would have been avoided if the R2 Lung CAD Product had not been so combined; or (b) the modification of the R2 Lung CAD Product, in whole or in part, by anyone other than R2 which claim would have been avoided if the R2 Lung CAD Product had not been so modified.

7.3 Vital Indemnity.  Subject to Section 7.4 below, Vital agrees to defend, indemnify and hold R2, its officers, directors, employees and agents, from and against any and all liabilities, damages, losses, costs and expenses attributable to Claims brought by a third party alleging: (a) deceptive or misleading advertising or sales, marketing or promotional practices by Vital, or its subcontractors, other than any made in reliance on the content of the materials provided to Vital under Section 2.4; (b) negligence or misconduct by Vital, or its subcontractors, in connection with the marketing or promotion of the R2 Lung CAD Product; or (c) a failure by Vital to comply with applicable law.

7.4 Procedure.  The party seeking indemnification, (“Indemnitee”) shall: (a) promptly notify the indemnifying party (“Indemnitor”) in writing of any Claim brought by a third party for which it is seeking indemnification; (b) provide Indemnitor with sole control of the defense and/or settlement thereof; and (c) provide Indemnitor, at Indemnitor’s request and expense, with reasonable assistance and full information with respect thereto.  Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such claim, suit or proceeding.  The indemnification obligations of the parties in this Section 7 shall not apply to amounts paid in settlement of any claim, suit or proceeding if such settlement is effected without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed.

7.5 Additional Remedy.  If the R2 Lung CAD Product is held, or in R2’s reasonable opinion is likely to be held, to infringe or misappropriate a third party’s Intellectual Property Rights, then R2 may at its sole option and expense: (a) procure for the Customers the right to continue using the R2 Lung CAD Product; (b) replace the R2 CAD Product with a non-infringing, functionally-equivalent product; or (c) if neither of the foregoing is reasonably practicable, terminate the Customer Agreement and this Agreement and refund to Customer the amounts paid for the R2 Lung CAD Product, less a reasonable amount for prior use.

7.6 Entire Liability.  THE FOREGOING PROVISIONS OF THIS SECTION 7 STATE THE ENTIRE LIABILITY AND OBLIGATIONS OF EACH PARTY, AND EACH PARTY’S EXCLUSIVE REMEDY, WITH RESPECT TO ANY ACTUAL OR ALLEGED INFRINGEMENT OF OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT BY THE R2 LUNG CAD PRODUCT.

7.7 Insurance.  Each party shall use commercially reasonable efforts to add the other party to its existing insurance policies as an additional insured; provided that such addition would not materially alter the other terms and conditions of such existing insurance policy.

8. Ownership

8.1 Ownership.  As between Vital and R2, R2 will own, and hereby retains, all right, title and interest in and to the R2 Lung CAD Product, and any improvements, enhancements, interface components, and/or derivative works thereof, and all Intellectual Property Rights relating thereto.  Any and all registrable and patentable designs relating to the R2 Lung CAD Product and the right to apply for protection therefore shall belong exclusively to R2.

9. Warranty

9.1 Warranty.  All product warranties offered by R2 shall be made directly to the Customers.

9.2 Disclaimer of Warranties.  EXCEPT AS EXPRESSLY STATED IN SECTION 9.1, THE R2 PRODUCT IS PROVIDED “AS IS,” WITHOUT WARRANTY OF ANY KIND.  R2 MAKES NO ADDITIONAL WARRANTIES OR CONDITIONS OF ANY KIND, WHETHER, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND R2 SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE R2 LUNG CAD PRODUCT PROVIDED HEREUNDER, AND WITH RESPECT TO THE USE THEREOF.

10. LIMITATION OF LIABILITY

10.1 EXCEPT FOR AMOUNTS PAYABLE PURSUANT TO A PARTY’S INDEMNIFICATION OBLIGATIONS, AND EXCEPT FOR A BREACH OF SECTION 2.6 OR 11.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, COST OF SUBSTITUTE GOODS, OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING NEGLIGENCE, ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.  IN NO EVENT SHALL THE TOTAL LIABILITY OF EITHER PARTY EXCEED THE AMOUNTS PAID BY VITAL TO R2 DURING THE TWELVE-MONTH PERIOD PRECEDING THE EVENT GIVING RISE TO THE LIABILITY.  THE FOREGOING LIMITATIONS APPLY NOTWITHSTANDING OF THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN.

11. CONFIDENTIALITY

11.1 Definition.  For purposes of this Agreement, “Confidential Information” means information exchanged between R2 and Vital pursuant to this Agreement and the performance of the parties’ obligations hereunder, orally (if reduced to writing and delivered to the other party within thirty (30) days of disclosure) or in writing, if marked to indicate its confidential nature or if of a type that a reasonable person would expect to be proprietary and confidential and shall include the terms of this Agreement.  Confidential Information shall not mean information which is (a) in the public domain or subsequently enters the public domain through no act or omission of the receiving party; (b) subsequently acquired free of any confidentiality obligation by the receiving party from a third person having, to the receiving party’s knowledge, no obligation of confidentiality to the disclosing party; (c) known to the receiving party at the time of disclosure, as established by competent proof; or (d) developed independently by or on behalf of the receiving party, without reliance on or use of any Confidential Information of the other.  Notwithstanding the above, before either party discloses Confidential Information which includes technical or scientific information, it will inform the other party of the general nature of such information and the other party may agree or decline to receive such information, or the parties may negotiate a separate agreement covering such information.  Except as to technical or scientific information, which a party so agrees to receive, neither party shall have any obligations with respect to any technical or scientific information, which it may learn without reference to the other party’s Confidential Information.

11.2 Obligations.  Neither party shall use the Confidential Information of the other except as permitted or expressly provided under this Agreement.  In addition, each party shall hold all Confidential Information of the other in confidence and shall not publish, disclose or disseminate the same to any other person or entity except as specified herein.  Each party may disclose Confidential Information of the other to its employees and consultants who are bound by confidentiality obligations at least as protective as those stated herein.  Each party shall take the same measures to preserve the confidentiality of the Confidential Information of the other as it does for its own Confidential Information, but in no event with less than reasonable care.  In addition to the foregoing, either party may disclose Confidential Information disclosed to it by the other party to the extent such disclosure is required by law, government agency, governmental regulation, court order or valid discovery request in connection with a legal proceeding, provided that if a party is required to disclose another party’s Confidential Information in connection therewith, it shall provide the other party with prior written notice of any such disclosure and a reasonable opportunity to seek confidential treatment or a protective order, if appropriate.  In the event that such confidential treatment or protective order is not obtained, the party required to disclose such Confidential Information shall disclose only that portion of the Confidential Information which its counsel advises that it is legally required to disclose.  For the avoidance of doubt, if this Agreement is required to be filed with any governmental or regulatory agency, the party required to make such filing shall seek confidential treatment of the terms of this Agreement, and shall in any event, redact those portions of the Agreement that its legal counsel advises may be redacted, but still comply with such filing requirement.

12. TERM AND TERMINATION

12.1 Term.  This Agreement shall commence on the Effective Date and shall continue in full force until three (3) years after the last day of the first full calendar month during which the Image-Checker-Lung Version 2 is first commercially available , unless earlier terminated as set forth in this Section 12.  The parties may renew this Agreement for additional one (1) year terms upon mutual written agreement.

12.2 Termination for Cause.  If either party breaches any of its material obligations hereunder, and such breach is not cured within thirty (30) days after written notice from the other party, the non-breaching party shall be entitled to terminate this Agreement upon written notice.

12.3 Termination for Insolvency.  This Agreement may be terminated by either party, on notice: (a) upon the institution by the other party of insolvency, receivership or bankruptcy proceedings; or any other proceedings for the general settlement of all or substantially all of its debts; (b) upon the institution of such proceedings against the other party, which are not dismissed or otherwise resolved in its favor within sixty (60) days thereafter; (c) upon the other party’s making a general assignment for the benefit of creditors; or (d) upon the other party’s dissolution or ceasing to conduct business as a going concern, or upon taking action to dissolve or to cease business as a going concern.

12.4 Termination for Ongoing Force Majeure.  If any of the events of force majeure described in Section 5.5(c) occur and continue for a period of in excess of sixty (60) days, either party shall be entitled to terminate this Agreement upon written notice.

12.5 Effect of Termination.

(a) Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.  In addition, so long as Vital continues to fulfill its obligations under the R2 Software Maintenance Program, if necessary, beyond the term of this Agreement, R2 shall pay to Vital Commissions in accordance with Section 5.2 on all Commissionable Transactions that occur during the term of this Agreement but for which payment from Customers is not received by R2 until after the expiration or termination of this Agreement, it being agreed, however, that Vital shall in no event have obligations under the R2 Software Maintenance Program which extend more than one year beyond the end of the term of this Agreement.

(b) Limitation on Liability.  In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, inventory or commitments in connection with the business or goodwill of R2 or Vital.

(c) Survival.  The provisions of Sections 1, 5.6, 5.7, 5.8, 6.1, 7.1-7.6, 8.1, 9.2, 10.1, 11, 12.5, 13 and 14 and any payment obligations shall survive the expiration or termination of this Agreement for any reason.

13. Termination of old Agreement

From the Effective Date and beyond, this Agreement replaces in its entirety the Old Agreement, and, notwithstanding any provision therein to the contrary, the parties agree and hereby do terminate and supersede the Old Agreement.

14. GENERAL

14.1 Assignment.  Neither party may assign or transfer this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party, except that either party may assign this Agreement in the case of a merger, acquisition, change of control, sale of all or substantially all of the stock or assets of the assigning party or other reorganization; provided that any permitted assignee agrees in writing to be bound by the terms of this agreement.  Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of any permitted assignee.  Any attempted assignment in violation of this Section 14.1 shall be null and void from the beginning.

14.2 Basis of Bargain.  Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are materially bargained for and that such warranty disclaimers and liability and remedy limitations have been taken into account and reflected in determining the consideration to be given by each party to enter into this Agreement.

14.3 Counterpart Originals.  This Agreement may be executed in two (2) or more English language counterparts or duplicate originals, all of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

14.4 Entire Agreement.  The terms and conditions herein contained, including exhibits, constitute the entire agreement between the parties and supersede all previous and contemporaneous agreements and understandings, whether oral or written, including the parties’ term sheet, with respect to the subject matter hereof.

14.5 Expense of Doing Business.  Any and all obligations associated with a party’s business shall remain the sole responsibility of that party.  Any and all sales and other agreement between a party and its customers are and shall remain that party’s exclusive responsibility and shall have no affect on that party’s obligations pursuant to this Agreement.  Each party shall bear the entire cost and expense of conducting its business in accordance with the terms of this Agreement.

14.6 Export.  The parties acknowledge the products contemplated by this Agreement may be subject to the export control laws and regulations of the United States, and any amendments thereof.  Each party agrees that it will not transfer, deal with, export or re-export such products directly or indirectly, to (a) any countries that are subject to United States export restrictions, except with appropriate United States government approvals; (b) any third party who a party knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or (c) any third party who has been prohibited from participating in United States export transactions by any federal agency of the United States government.

14.7 Foreign Corrupt Practices Act.  In conformity with the United States Foreign Corrupt Practices Act regarding foreign business practices, R2 and its employees and agent as well as Vital and its employees and agents shall not directly or indirectly make a payment, promise to pay, or authorize payment, or offer a gift, promise to give or authorize the gift of anything of value for the purpose of influencing an act or decision (including a decision not to act) of an official of any government or governmental agency or for inducing such official to use any influence to affect any such governmental act or decision.

14.8 Governing Law.  This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.  The parties expressly exclude application of the United Nations Convention for the International Sale of Goods.

14.9 Injunctive Remedies.  Each party acknowledges that due to the nature of proprietary information, any breach or threatened breach of Sections 2.5 or 11 would result in irreparable harm to the non-breaching party, for which there is no adequate remedy at law, and therefore, the non-breaching party shall be entitled to apply for injunctive or other equitable relief to restrain such material breach in addition to other appropriate remedies.

14.10 Modification.  No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been mutually assented to in writing by both parties.

14.11 No Implied Licenses.  Except for the rights granted by the express terms of this Agreement, each party reserves and retains all right, title, and interest in and to its products, technology, and all Intellectual Property Rights therein and no right or license shall be deemed granted by implication, estoppel, or otherwise.

14.12 Notices.  Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier service (e.g., DHL), or by registered or certified mail by the U.S. Postal Service, postage prepaid, or sent by fax or telecopy and confirmed by first class mail (registered or certified), postage prepaid, to the other party at the address first shown above or at such other address of which such party gives notice hereunder.  If mailed, notices will be deemed effective five (5) working days after deposit, postage prepaid, in the mail.

14.13 Partial Invalidity.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect.  In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

14.14 Press Releases.  The parties agree to cooperate to issue a joint press release, approved in writing by each party, promptly after execution of this Agreement.

14.15 Waiver.  The failure or delay of either party to enforce at any time any of the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter.  The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

14.16 Non-solicitation.

(a) Neither party shall solicit for employment, as an employee or a self-employed independent contractor, during the term of this Agreement or within six (6) months thereafter, any person who was employed by or a principal of the other party at anytime during the then preceding six (6) month period.

(b) For purposes of this Section 14.16, the term “R2” shall include the R2 and any of its affiliates and the term “Vital” shall include the Vital and any of its affiliates.

(c) Breach of this Section 14.16 shall require the violating party to pay to the non-violating party, immediately following the retention of a person giving rise to the violation, as liquidated damages and not as a penalty, a sum equal to one hundred percent (100%) of such person’s cash salary or other cash compensation (including any cash bonuses, awards or incentives) earned during the twelve (12) month period ending on the date of such retention (annualized if such person was employed or otherwise retained by the non-violating party for less than twelve (12) months).

Exhibit A:	Territory
Exhibit B:	Marketing and Promotional Obligations
Exhibit C:	Maintenance and Support
Exhibit D:	Workstations and PACS Vendors

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by duly authorized officers or representatives as of the date first above written.

R2 Technology, Inc.		Vital Images, Inc.

By:	/s/ John D. Pavlidis	By:	/s/ Jay D. Miller

Print Name:	John D. Pavlidis	Print Name:	Jay D. Miller

Title:	President & CEO	Title:	President & CEO

Date:	April 22, 2005	Date:	April 21, 2005

EXHIBIT A

TERRITORY

Worldwide, but only in jurisdictions for which all applicable government regulatory approval has been granted.

EXHIBIT B

MARKETING AND PROMOTIONAL OBLIGATIONS

Subject to the terms and conditions of this Agreement, Vital shall fulfill the following obligations:

1.               Promote the licensing of the R2 Lung CAD Product within the Territory to Customers.

2.               Support local field marketing events and activities, including, without limitation, making introductions to and arranging meetings with potential Customers on behalf of R2, and to assist R2 in the preparation and submission of presentations, proposals and quotations for contracts or orders and in assessing the financial status of Customers and potential Customers, at the times and in the manner reasonably requested by R2.

3.               Attend at its own expense but no more often than once annually sales representative meetings and training sessions that are reasonably conducted by R2 from time to time.

4.               Not to, without R2’s prior written approval, alter, enlarge or limit orders, make representations or guarantees concerning R2’s products, accept the return of, or make any allowance for such products.

5.               Identify potential Customers.

6.               Provide to R2 market forecast and licensing information regarding the R2 Lung CAD Product, as reasonably requested by R2 from time to time.

7.               Assist R2 in demonstrating the R2 Lung CAD Product to Customers and potential Customers.

8.               Promote the R2 Lung CAD Product on the Vital website in a manner to be agreed by the parties.

9.               Participate in agreed joint marketing and promotional activities, including joint advertising, direct mail or web promotions, where both parties shall share costs appropriately.

10.         Permit R2 to participate in the demonstration of the R2 Lung CAD Product in Vital’s booths at various exhibitions, including RSNA and HIMS, free of charge.

11.         Furnish public Customer information as is reasonably necessary to enable R2 to supply the R2 Lung CAD Product that shall meet Customers’ requirements.

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EXHIBIT C

MAINTENANCE AND SUPPORT

A.                                   First Level Maintenance.  During the Warranty Period and for so long as a Customer participates in the R2 Software Maintenance Program, Vital shall provide telephone, email and on-site emergency support during normal business days and normal business hours (as determined locally by the time-zone and customs in the country in which the R2 Lung CAD Product is installed).  If the problem reported by a Customer is due to a misunderstanding of the documentation or improperly functioning hardware or Vital Workstation software, Vital shall be solely responsible for resolving the problem in accordance with the terms of R2 Software Maintenance Program.  If the problem is not due to a misunderstanding of the documentation or improperly functioning hardware or Vital Workstation software and its cause cannot be determined by Vital despite commercially reasonable efforts to determine the cause, Vital will attempt to duplicate the problem on its own demonstration unit of the R2 Lung CAD Product.  If Vital determines that the problem reported by a Customer is due to an error in the R2 Lung CAD Product that Vital is unable, using commercially reasonable efforts, to resolve, Vital may notify R2 of such error in accordance with Section B, below.

B.                                     Second Level Maintenance.  During the Warranty Period and for so long as a Customer participates in the R2 Software Maintenance Program, R2 shall use commercially reasonable efforts to provide telephone and email support to Vital regarding the R2 Lung CAD Product during R2’s normal business hours, and to provide a fix, patch or workaround for errors that Vital is unable to resolve in accordance with Section A, above.  R2 may, in its discretion, provide emergency on-site support to Customers.

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EXHIBIT D

WORKSTATION AND PACS VENDORS

1.                                       “Workstation Vendors”:

•                  *

•                  *

•                  *

•                  *

•                  *

•                  *

2.                                       “PACS Vendors”:

•                  *

•                  *

* Confidential Treatment Requested

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